                                                                   Exhibit 23.15


Consent of Independent Accountants


We consent to the use of our audit report dated January 19, 2001, except for notes 4 and 8 for which the date is as of January 17, 2002, included herein in this Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce, relating to the Financial Statements of Valesul Aluminio S.A. as of December 31, 1999 and 2000 and for each of the years then ended. Our audit report dated January 19, 2001, except for notes 4 and 8 for which the date is as of January 17, 2002, contains an explanatory paragraph that states that, as more fully described in notes 4 and 8 to the financial statements, the company has adjusted its property, plant and equipment and deferred income taxes balances as a result of corrections of errors. Consequently, The company's financial statements for 1999 and 2000 have been restated to conform with these adjustments.


/s/ KPMG Auditores Independentes

Rio de Janeiro, Brazil


March 21, 2002